Exhibit 3.1

AMENDMENT

OF BY-LAWS OF

TENNECO INC.

In accordance with a resolution approved by the Board of Directors of Tenneco Inc., a Delaware corporation (the “Company”), on February 22, 2022, the bylaws of the Company (the “By-Laws”) are hereby amended as follows:

1.	A new Article VIII is inserted into the By-Laws, immediately following the end of Article VII:

ARTICLE VIII

EXCLUSIVE FORUM

Section 1. Unless the corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the corporation to the corporation or to the corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the Delaware General Corporation Law or the Amended and Restated Certificate of Incorporation or these By-Laws (as either may be amended from time to time) or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim against the corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Any person or entity purchasing or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to this Article VIII.

Section 3. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph of this

Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

CERTIFICATE OF

SECRETARY OF

TENNECO INC.,

a Delaware corporation

The undersigned certifies:

1.	That the undersigned is the duly elected and acting Secretary of Tenneco Inc., a Delaware corporation (the “Company”); and
2.

That the foregoing Amendment to the By-Laws of the Company, as duly adopted by the Board of Directors of the Company on February 22, 2022, together with the bylaws of the Company presently in effect, constitutes the bylaws of the Company.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the date first above written.

Respectfully submitted

/s/ Ashley Bancroft

Secretary